Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 21, 2005 accompanying the consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of E-Z-EM, Inc. and Subsidiaries on Form 10-K for the fifty-two weeks ended May 28, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statement of E-Z-EM, Inc. and Subsidiaries on Form S-8 (File No. 333-122744).

/s/ Grant Thornton LLP

Melville, New York
July 21, 2005